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                                                               EXECUTION COPY







                                VOTING AGREEMENT


                                       by


                               Cerner Corporation

                                       and

                           Healtheon/WebMD Corporation




                          Dated as of February 13, 2000














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                                VOTING AGREEMENT


                  VOTING AGREEMENT, dated as of February 13, 2000 (this "Agreement"), by Cerner Corporation (the "Stockholder") to and for the benefit of Healtheon/WebMD Corporation, a Delaware corporation ("Parent").

                  WHEREAS, as of the date hereof, the Stockholder owns of record and beneficially, is the beneficial owner, or has the power to vote or direct the voting of 13,149,259 shares of common stock (the "Company Common Stock"), par value $.01 per share, of CareInsite, Inc., a Delaware corporation (the "Company") (such shares, together with any shares of Company Common Stock acquired by the Stockholder prior to the termination of this Agreement, being referred to herein as the "Shares");

                  WHEREAS, concurrently with the execution of this Agreement, Parent, Avicenna Systems Corporation, a Massachusetts corporation ("Avicenna"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, the Company will be merged with and into Avicenna (the "Merger"); and

                  WHEREAS, as a condition to the willingness of Parent, Avicenna and the Company to enter into the Merger Agreement, Parent has requested the Stockholder to agree, and in order to induce Parent and Avicenna to enter into the Merger Agreement, the Stockholder is willing to agree, to vote in favor of adopting the Merger Agreement and approving the Merger, upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

                  Section 1. Voting of Shares. Until the termination of this Agreement in accordance with the terms hereof, the Stockholder hereby agrees that, at the Company Stockholders' Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, the Stockholder will vote all of the Shares (a) in favor of the approval and adoption of the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Merger Agreement not being fulfilled, and (c) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

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                  Section 2. Proxy. The Stockholder, by this Agreement, does hereby constitute and appoint Parent, or any nominee of Parent, with full power of substitution, as the Stockholder's irrevocable proxy and attorney-in-fact to vote the Shares as indicated in Section 1. The Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by him with respect to the Shares.

                  Section 3. Transfer of Shares.

                  (a) The Stockholder represents and warrants that it has no present intention of taking action to, prior to the termination of this Agreement in accordance with the terms hereof, and shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of Law), pledge, encumber or otherwise dispose of any of the Shares, including entering into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of Law) or other disposition of any Shares (each action described in clauses (i), (ii) and (iii) above is referred to as a ("Transfer"); provided, however, that the Stockholder may Transfer the Shares in connection with a merger, consolidation or sale of all or substantially all of the Stockholder's assets and business if the purchaser or surviving corporation in the merger specifically assumes and agrees to be bound by the obligations of the Stockholder under this Agreement.

                  (b) In addition, the Stockholder hereby agrees that it will not, directly or indirectly, Transfer any Parent Common Stock received in the Merger or hereafter acquired from Parent (the "Subject Stock "). Notwithstanding any provision of this Section 3(b), the Stockholder may Transfer (A) the Subject Stock in connection with a merger, consolidation or sale of all or substantially all of the Stockholder's assets and business if the purchaser or surviving corporation in the merger specifically assumes and agrees to be bound by the obligations of the Stockholder under this Agreement, (B) up to 25% of the Subject Stock commencing on the Effective Time of the Merger and (C) up to an additional 25% of the Subject Stock commencing on March 15, 2001. The provisions of this Section 3(b) shall continue in full force and effect until September 15, 2001 and thereafter shall terminate. The Stockholder agrees to coordinate all sales of Subject Stock through a nationally recognized broker-dealer selected by Parent, provided that such broker-dealer provides such services at customary rates.
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                  Section 4. Representations and Warranties of Stockholder.
The Stockholder hereby represents and warrants to Parent with respect to himself and his ownership of the Shares as follows:

                  (a) The Stockholder has all legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  (b) The Stockholder is the record or beneficial owner of the Shares and the Shares are owned free and clear of any liens, claims, charges, encumbrances or voting agreements and commitments of every kind, other than this Agreement. Other than with respect to options and rights to purchase Company Common Stock granted under the Stockholders' Agreement dated January 2, 1999, as amended, among CareInsite, Inc., Medical Manager Corporation, Avicenna Systems Corporation and Cerner Corporation, the Stockholder does not own or hold any rights to acquire any additional Company Common Stock or other securities of the Company (other than a note in the amount of $2,735,000) or any interest therein or any voting rights with respect to any additional Company Common Stock or any other securities of the Company.

                  (c) This Agreement has been duly executed and delivered by the Stockholder.

                  (d) This Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or other similar requirements of Law affecting the enforcement of creditor's rights generally and by general principles of equity.

                  Section 5. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of the Merger Agreement in accordance with the terms thereof or (iii) without the prior consent of the Stockholder (which shall not be unreasonably withheld or delayed), the amendment of the Merger Agreement if such amendment (x) could reasonably be expected to materially and adversely affect the Stockholder, (y) would decrease the Exchange Ratio or (z) would amend
Section 2.05 thereof; provided that the provisions of Sections 3 and 6 through 14 (inclusive) of this Agreement shall survive any termination of this Agreement pursuant to clause (i) above; and provided further that no such termination shall relieve any party of liability for a willful breach hereof prior to termination.

                  Section 6. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
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                  Section 7. Notices. (a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be sent by an overnight courier service that provides proof of receipt, mailed by registered or certified mail (postage prepaid, return receipt requested) or telecopied to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  if to Parent:

                           Healtheon/WebMD Corporation
                           400 The Lenox Building
                           3399 Peachtree Road, NE
                           Atlanta, GA  30326
                           Telephone:  (404) 495-7795
                           Facsimile:  (404) 495-7603
                           Attention:  General Counsel

                  with a copy to:

                           Nelson Mullins Riley & Scarborough, L.L.P.
                           Bank of America Corporate Center
                           100 N. Tryon Street
                           Charlotte, North Carolina  28202
                           Telephone:  (704) 417-3200
                           Facsimile:  (704) 377-4814
                           Attention:  H. Bryon Ives III
                                       C. Mark Kelly

                  if to the Stockholder:

                           Cerner Corporation
                           2800 Rockcreek Pkwy
                           Kansas City, MO  64117
                           Telephone:  816-201-1024
                           Facsimile:  816-474-1742
                           Attention:  President

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                  with copies to:

                           Cerner Corporation
                           2800 Rockcreek Pkwy
                           Kansas City, MO  64117
                           Telephone:  816-201-2556
                           Facsimile:  816-201-8556
                           Attention:  General Counsel

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York  10022
                           Telephone:  (212) 848-4000
                           Facsimile:  (212) 848-7179
                           Attention:  Creighton O'M. Condon, Esq.

                  (b) Notices of changes of address shall be effective only upon receipt.

                  Section 8. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 9. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  Section 10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

                  Section 11. Assignment; Binding Effect; Benefit. (a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.

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                  (b) This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  Section 12. Governing Law; Forum. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state.

                  (b) Each of the parties hereto irrevocably agrees that all legal actions or proceedings with respect to this Agreement shall be brought and determined in the courts of the State of Delaware or in the United States District Court for the State of Delaware, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with applicable Law, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (iii) to the fullest extent permitted by applicable Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

                  Section 13. Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

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            Section 14. WAIVER OF JURY TRIAL. EACH OF PARENT AND THE
STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT AND THE STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

                                          Cerner Corporation


                                                   /s/ Randy D. Sims
                                          By:      Randy D. Sims
                                          Title:   Vice President




Agreed and Acknowledged:

Healtheon/WebMD Corporation


         /s/ Jack Dennison
By:      Jack Dennison
Title:   Executive Vice President